UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2018

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

As previously announced, the Additional Issuance Agreements entered into by Rennova Health, Inc. (the “Company”) on July 16, 2018 provided that, from time to time on or before December 31, 2018, in one or more closings, the Company could request that the institutional investors party to the Additional Issuance Agreements purchase up to $3,100,000 aggregate principal amount of additional Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019, issuable under the Additional Issuance Agreements. As also previously announced, on August 2, 2018 the institutional investors purchased $620,000 aggregate principal amount of additional Debentures, with the Company receiving proceeds of $500,000 and on September 6, 2018, the institutional investors purchased $1,240,000 aggregate principal amount of additional Debentures, with the Company receiving proceeds of $1,000,000.

The Company requested that the institutional investors purchase additional Debentures, and the investors agreed to purchase $1,240,000 aggregate principal amount of Debentures. The Debentures were issued on November 8, 2018 and the Company received proceeds of $1,000,000. After the issuances on August 2, 2018, September 6, 2018 and November 8, 2018, there is no further availability under the Additional Issuance Agreements.

These Debentures were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

2

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 9, 2018, the Company filed an Amendment to its Certificate of Incorporation in order to effect a 1-for-500 reverse stock split of the Company’s shares of common stock effective on November 12, 2018. As previously announced, on August 22, 2018 the holders of a majority of the total voting power of the Company’s securities approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a specific ratio within a range from 1-for-200 to 1-for-500, and granted authorization to the Board of Directors to determine in its discretion the specific ratio and timing of the reverse split prior to September 1, 2019. The Board approved the specific ratio and timing on November 5, 2018.

As a result of the reverse stock split, every 500 shares of the Company’s pre-reverse split common stock have been combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split, other than as a result of the cash payment for any fractional shares that would have otherwise been issued. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in respect of such fraction of a share of common stock. No fractional shares will be issued in connection with the reverse stock split.

The reverse stock split became effective at 5:00 pm, Eastern Time, on November 12, 2018 and the Company’s common stock continued to trade on a post-split basis at the open of business on November 13, 2018. The Company’s post-reverse split common stock has a new CUSIP number, but the par value and other terms of the common stock were not affected by the reverse stock split, except that, for the first 20 days after the reverse split, the common stock will trade under the symbol “RNVAD”. Thereafter, it will trade under our existing symbol “RNVA”. Prior to the reverse split the Company had approximately 7.65 billion shares of common stock outstanding, which resulted in approximately 15.29 million post-split shares.

All outstanding preferred shares, stock options, warrants and equity incentive plans immediately prior to the reverse stock split have generally been appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans are exercisable or convertible by 500 and multiplying the exercise or conversion price by 500, as a result of the reverse stock split.

The Company’s transfer agent, Computershare Inc., is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

3.19	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2018	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

4